Exhibit 99.1

For Further Information Contact:
David Renauld
Vice President, Corporate Affairs
(413) 665-8551

FOR IMMEDIATE RELEASE
May 31, 2005

TERABEAM WIRELESS REPURCHASES 1,000,000 SHARES OF ITS STOCK

        Falls Church, VA, May 31, 2005 – Terabeam Wireless, the business name of YDI Wireless, Inc. (NASDAQ:YDIW), a leading developer and supplier of broadband wireless solutions, today announced that it has repurchased 1,000,000 shares of its common stock for $2,000,000. This stock had originally been issued in May 2004 as part of the consideration paid to the stockholders of KarlNet, Inc. in connection with Terabeam Wireless’ acquisition of KarlNet.

        Robert Fitzgerald, Terabeam Wireless’ Chief Executive Officer, stated, “We are very pleased to have consummated this repurchase. It reduces the number of our outstanding common shares by approximately 4.5%. With this repurchase, the total number of shares of our stock that we have repurchased since September 2004 is 5,716,933 – over 21% of our shares outstanding prior to the repurchases.”

About Terabeam Wireless
Terabeam Wireless is the business name of YDI Wireless, Inc. Terabeam Wireless is a world leader in providing extended range, license-free wireless data equipment and is a leading designer of turnkey long distance wireless systems ranging from 9600 bps to 1.42 Gbps for applications such as wireless Internet, wireless video, wireless LANs, wireless WANs, wireless MANs, and wireless virtual private networks. Additional information about Terabeam Wireless as well as its complete product line can be found at the company’s website located at http://www.terabeam.com or by contacting the company by telephone at 413-665-8551 or by email at IR@terabeam.com.

Safe Harbor Statement
Statements in this press release that are not statements of historical facts are forward-looking statements that involve risks, uncertainties, and assumptions. Terabeam Wireless’ actual results may differ materially from the results anticipated in these forward-looking statements. The forward-looking statements involve risks and uncertainties that could contribute to such differences including those relating to the downturn and ongoing uncertainty in the telecommunications industry and larger economy; the intense competition in Terabeam Wireless’ industries and resulting impacts on its pricing, gross margins, and general financial performance; difficulties in predicting Terabeam Wireless’ future financial performance; difficulties or delays in developing and supplying new products with the contemplated or desired features, performance, cost, price, and other characteristics; and the impacts and effects of any strategic transactions we may evaluate or consummate. Further information on these and other factors that could affect Terabeam Wireless’ actual results is and will be included in filings made by Terabeam Wireless from time to time with the Securities and Exchange Commission and in its other public statements.